Exhibit 99.1

CEO of FBEC Worldwide, Inc. Jason Spatafora Enters Into Performance Based Employment Contract

CHEYENNE, Wyo., Sept. 29, 2015 /PRNewswire/ -- FBEC Worldwide, Inc. (FBEC), a beverage company with intellectual property formulas and marketing capability for the production and distribution of proprietary beverages, is pleased to announce that its CEO Jason Spatafora has entered into a one (1) year employment contract with the Company.

Mr. Spatafora will receive a salary of $15,000.00 per month and 2,000,000 restricted shares of common stock of FBEC as a signing bonus.

In addition to the aforementioned compensation, CEO Jason Spatafora will be able to receive further bonuses; $10,000 worth of restricted common stock for every successful product launch, as well as $20,000 worth of restricted common stock for every 1 million units of WolfShot™ and/or any future FBEC Worldwide, Inc. product sold. Full details of the described employment contract will follow in a Form 8-K.

“It is my feeling that the position of CEO with any public company isn't one where the people at the top have a license to print shares for themselves. My feeling with compensation is that it should be based off of performance based triggers. This model has worked well for me with my private companies by offering incentives based on black and white performance metrics. I do not believe in trickle-down economics. I'd rather grow the Company from the bottom up, if the Company does well, myself and the shareholders benefit. To do that we need a realistic compensation package at the top as a way to lead by example.” Said Spatafora

About FBEC Worldwide, Inc.

FBEC Worldwide is an innovative beverage company dedicated to offering proprietary products focused towards significant target markets, both domestic and abroad. We are committed to increasing our market size and scope through the optics of creative marketing and most importantly customer satisfaction. Our growth strategies will focus on a number of major initiatives including, unique branding opportunities that will be targeted at key demographic groups, and to develop strong community and distributor relationships.

As we look ahead FBEC Worldwide will develop and build name brands focused on strong rates of growth within key fundamental consumer groups. Our company is dedicated to becoming a leading developer of name brand beverage alternatives geared specifically towards large, significantly important demographics within major markets.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Contact:

Investors:

Joe Sirianni

MIDAM Ventures LLC

(305) 707-7018

jsirianni@MidamIr.com

www.MIDAMIr.com